Exhibit 23.2



            CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of TELUS Corporation on Form S-8 of our report dated February 11, 2005 (except as to Note 14(b) and Note 16(c), which are as of February 16, 2005) relating to the consolidated financial statements of TELUS Corporation as of and for the year ended December 31, 2004 appearing in the Annual Report on Form 40-F of TELUS Corporation for the year ended December 31, 2004. We also consent to the reference to us under the heading "Incorporation of Certain Documents by Reference".


/s/ Deloitte & Touche, LLP

Vancouver, British Columbia, Canada
June 3, 2005